Exhibit 99.1
For Additional Information:
CytRx Corporation
CEOcast, Inc.
Dan Schustack
dschustack@ceocast.com
212-732-4300
CYTRX ENTERS INTO AGREEMENTS FOR $37.0 MILLION PRIVATE PLACEMENT
LOS ANGELES (April 18, 2007) – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical company engaged in the development and commercialization of human therapeutics, today announced that it has entered into definitive agreements with a group of institutional investors to raise approximately $37.0 million from the private sale of common stock, with net proceeds to CytRx of approximately $34.4 million after deduction of offering expenses. Under the terms of the financing, CytRx will sell 8.6 million shares of common stock at $4.30 per share.
CytRx will invest at least $15 million of the proceeds in its majority-owned subsidiary, RXi Pharmaceuticals Corporation (RXi), which focuses on developing RNAi-based therapeutics for the treatment of human diseases including neurodegenerative diseases, obesity, type 2 diabetes and oncology. The investment will satisfy RXi’s financing requirements under its agreements with the University of Massachusetts Medical School and trigger CytRx’s preexisting contractual obligations to reduce its ownership of RXi to less than a majority. At present, CytRx intends to accomplish this by a dividend or other distribution of RXi shares to CytRx stockholders.
The remainder of the net proceeds from the financing will be used to augment CytRx’s working capital and for general corporate purposes, including further development work and clinical trials of its lead product candidates. CytRx may use a portion of the net proceeds to support the company’s plan for a potential Phase II clinical trial for arimoclomol in stroke recovery. CytRx also may determine to use a portion of the net proceeds for the acquisition of complementary businesses, technologies or products, although it has no present commitments or agreements with respect to any such acquisitions.

Lehman Brothers is acting as the lead placement agent on the transaction, with Oppenheimer & Co. Inc., Griffin Securities, Inc. and Pulse Obsidian, a division of Pulse Trading, Inc., serving as co-placement agents.
CytRx’s President and CEO Steven A. Kriegsman said, “We are exceptionally pleased with the positive response to our progress at CytRx as reflected by this financing. Funds from this transaction will support important development work at CytRx in potentially moving into the clinic with arimoclomol for the treatment of stroke recovery following previously-announced breakthrough preclinical study data. We are also pleased that a portion of the funds will help support RXi in developing an RNAi-based therapeutic that could potentially arrest the development of ALS by silencing the mutant SOD1 gene that has been shown to cause familial ALS in an animal model.”
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities discussed herein. The securities offered in the private placement will not be registered under the Securities Act of 1933 or any state securities laws, as the private placement was made only to accredited investors in accordance with Section 4(2) under the Securities Act of 1933 and the rules and regulations promulgated thereunder. In connection with the private placement, CytRx has agreed to file a registration statement to register for resale the common stock issued in the private placement.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The Company owns three clinical-stage compounds based on its small molecule “molecular chaperone” co-induction technology. In September 2006 CytRx announced that arimoclomol was shown to be safe and well tolerated at all three doses tested in its Phase IIa clinical trial in patients with ALS. The Company plans to enter a Phase IIb clinical trial with arimoclomol in ALS in the second half of 2007, subject to U.S. Food and Drug Administration (FDA) acceptance. The FDA has granted Fast Track designation and Orphan Drug status to arimoclomol for the treatment of ALS and has also been granted orphan medicinal product status for the treatment of ALS by the European Commission. For more information on the Company, visit www.cytrx.com.
About RXi Pharmaceuticals Corporation
Worcester, Massachusetts-based RXi Pharmaceuticals Corporation, a majority-owned subsidiary of CytRx Corporation, is a biopharmaceutical research and development company that focuses on developing RNAi-based therapeutics for the treatment of human disease. RXi’s initial focus is on neurodegenerative diseases, oncology, type 2 diabetes and obesity. RXi has licenses to a diverse series of early patents and patent applications that were filed from 1998 to 2006 in the areas of RNAi target sequences, RNAi chemistry and RNAi delivery. The company was founded by CytRx and RNAi pioneers Craig Mello, Ph.D., 2006 Nobel Laureate for discovering RNAi and inventing RNAi therapeutics, Tariq M. Rana, Ph.D., inventor of fundamental technology for stabilizing RNAi and of RNAi nanotransporters, Greg Hannon, Ph.D., discoverer of RNAi mechanism (RISC) and short hairpin RNAi (shRNAi), and Michael Czech, Ph.D., a leader in the application of RNAi to diabetes and obesity. RXi’s CEO, Tod Woolf, Ph.D., previously co-invented and commercialized STEALTH(TM) RNAi, one of the most widely used second-generation RNAi research products.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the closing of the transactions described in the press release and the final proceeds that will be received by CytRx, the possible future dividend or distribution of RXi shares to CytRx stockholders, CytRx’s ability to obtain regulatory approvals for further clinical testing of arimoclomol for stroke or ALS, the outcome or results of any future clinical testing of arimoclomol for stroke recovery or ALS, and the early stage of development of RXi’s technology and the scope, timing and outcome of the pre-clinical and clinical testing and regulatory review of RXi’s potential products. Additional uncertainties and risks are described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.
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